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                                                                      EXHIBIT 11

                          WESTERN DIGITAL CORPORATION

                       COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                                         YEARS ENDED
                                                              ----------------------------------
                                                              JULY 1,      JUNE 29,     JUNE 30,
                                                                1995         1996         1997
                                                              --------     --------     --------
PRIMARY
Net income..................................................  $123,302     $ 96,894     $267,596
                                                              ========      =======     ========
Weighted average number of common shares outstanding during
  the period................................................    92,164       92,558       87,261
Incremental common shares attributable to exercise of
  outstanding options, warrants and ESPP contributions......     4,232        3,690        6,260
                                                              --------      -------     --------
          Total shares......................................    96,396       96,248       93,521
                                                              ========      =======     ========
          Net earnings per share............................  $   1.28     $   1.01     $   2.86
                                                              ========      =======     ========
FULLY DILUTED
Net income..................................................  $123,302     $ 96,894     $267,596
Add back: interest expense, net of income tax effect
  applicable to convertible subordinated debentures.........     3,594           --           --
                                                              --------      -------     --------
                                                              $126,896     $ 96,894     $267,596
                                                              ========      =======     ========
Weighted average number of common shares outstanding during
  the period................................................    92,164       92,558       87,261
Incremental common shares attributable to exercise of
  outstanding options, warrants and ESPP contributions......     4,250        4,002        6,619
Incremental common shares attributable to conversion of
  convertible subordinated debentures.......................     6,426           --           --
                                                              --------      -------     --------
          Total shares......................................   102,840       96,560       93,880
                                                              ========      =======     ========
          Net earnings per share............................  $   1.23     $   1.00     $   2.85
                                                              ========      =======     ========
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